UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2009

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, SUITE 1500, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02                      Results of Operations and Financial Condition.

The Company adopted FSP FAS 115-2 and FAS 124-2 issued by the FASB on April 9, 2009, effective for the reporting period ending March 31, 2009. This new guidance requires that credit related other-than-temporary impairment (OTTI) be recognized in earnings while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income. On April 20, 2009, Zions Bancorporation reported results for the first quarter of 2009 which included impairment losses on investment securities of $131.9 million, including noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income) of $82.9 million and credit-related losses of $49.0 million (reflected as an expense in the statement of operations).

Upon review of the application of this newly adopted accounting guidance with regard to certain previously impaired REIT trust preferred CDOs, the Company has adjusted certain amounts previously reported. The Company’s Form 10-Q being filed today includes the following changes:

$ thousands(except EPS)	As Reported on 4/20/2009	As Filed in Form 10-Q
Impairment losses on investment securities	(131,915)	(165,616)
Noncredit-related losses recognized in OCI)	82,943	82,943
Net impairment losses on investment securities	(48,972)	(82,673)

Net income (loss) applicable to common shareholders	(832,200)	(852,327)
Net earnings (loss) per common share	($7.27)	($7.47)
Retained earnings	1,734,024	1,713,897
Accumulated other comprehensive income (loss)	(361,537)	(340,727)

Total shareholders’ equity and the tangible common equity ratio remain essentially unchanged.

The Company’s risk-based capital ratios improved somewhat from the estimates disclosed on April 20, 2009:

	Estimate as Reported on 4/20/2009	As Filed in Form 10-Q
Tier 1 risk-based capital ratio	9.33%	9.43%
Total risk-based capital ratio	13.23%	13.39%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ZIONS BANCORPORATION

Date: May 11, 2009	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: Executive Vice President & General Counsel